LEVERAGED INDEX RETURN NOTES® (LIRNs®)	Filed Pursuant to Rule 433 Registration No. 333-234425-01
LIRNs® Linked to a Basket of Three Commodities
Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately 2.5 years
Market Measure
An approximately equally weighted basket comprised of the WTI Crude Oil Futures Contract (Bloomberg symbol: “CL1”), the Copper Spot Price (Bloomberg symbol: “LOCADY”), and the Silver Spot Price (Bloomberg symbol: “SLVRLN”).

Payout Profile at Maturity	● [118.00% to 128.00%] leveraged upside exposure to increases in the Market Measure ● 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
Participation Rate	[118.00% to 128.00%] to be determined on the pricing date
Threshold Value	100% of the Starting Value of the Market Measure
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000148105721003830/bac-26m0al6k8gxcmlsl_3264.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
Changes in the price of one of the Basket Components may be offset by changes in the price of the other Basket Components.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
Ownership of the notes will not entitle you to any rights with respect to any Basket Component or any related futures contracts.
●
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally
●
The price movements in the WTI Crude Oil Futures Contract may not correlate with changes in WTI crude oil’s spot price.
●
The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the WTI Crude Oil Futures Contract.
●
Crude oil prices can be volatile as a result of various factors we cannot control, and this volatility may reduce the market value of the notes.
●
The notes are subject to risks associated with the LBMA and the LME.
●
There are risks associated with investing in silver or silver-linked notes.
●
The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the Silver Spot Price.
●
Changes in the methodology used to calculate the Silver Spot Price or changes in laws or regulations may affect the value of the notes.
●
The Silver Spot Price and the value of the securities may be affected by currency exchange fluctuations.
●
The market price of copper is subject to volatile changes and may adversely affect the value of the notes.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Hypothetical
Percentage Change
from the Starting Value
to the Ending Value
Hypothetical
Redemption Amount
per Unit(1)
Hypothetical Total Rate of
Return on the Notes
-100.00%
$0.000
-100.00%
-50.00%
$5.000
-50.00%
-25.00%
$7.500
-25.00%
-20.00%
$8.000
-20.00%
-10.00%
$9.000
-10.00%
-5.00%
$9.500
-5.00%
-3.00%
$9.700
-3.00%
   0.00%(2)
 $10.000
0.00%
2.00%
$10.246
2.46%
5.00%
$10.615
6.15%
10.00%
$11.230
12.30%
20.00%
$12.460
24.60%
30.00%
$13.690
36.90%
40.00%
$14.920
49.20%
50.00%
$16.150
61.50%
60.00%
$17.380
73.80%
(1)      The Redemption Amount per unit is based on the hypothetical Participation Rate
(2)      This hypothetical percentage change corresponds to the Threshold Value.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance's Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.